Exhibit 99.1

NEWS

(PLRE)

FOR IMMEDIATE RELEASE:	May 10, 2004

Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation.
17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR

THE QUARTER ENDED MARCH 31, 2004

San Diego, CA. (May 10, 2004) — Price Legacy Corporation (NASDAQ: PLRE) a real estate investment trust (“REIT”), today announced that first quarter 2004 Funds From Operations (“FFO”), before a non-recurring charge of $72.8 million, was $2.2 million or $0.16 per common share as compared to $2.1 million or $0.23 per common share for the same period in the previous year. The per common share amounts reflect the completion of the Company’s March 2004 recapitalization transaction, in which approximately 27.4 million shares of the Company’s common stock was issued in exchange for Series A and Series B preferred stock and a 1-for-4 reverse common stock split. The non-recurring charge related to the Company’s recapitalization transaction (a reconciliation of FFO to net income is included later in this release).

Total revenues for the quarter ended March 31, 2004 were $32.0  million compared to $31.0 million for the quarter ended March 31, 2003.  Revenues increased approximately $1.0 million as a result of: (a) leasing activity at our Miami, Florida and Newport, Kentucky properties; (b) the opening of our properties in Temecula, California and Orlando/Millenia II, Florida; and (c) the acquisition in February 2004 of our joint venture partner’s 50% share of a property in Fresno, California.  These increases were offset by properties sold during 2003 (the San Diego/ Rancho Bernardo, California and Northridge, California) and a vacancy at our Westbury, New York property due to K-Mart’s bankruptcy.  A new lease has been signed with Wal-Mart for the vacant space at Westbury, with rent commencing May 1, 2004.

Leasing

Leasing activity continues to be strong throughout the portfolio.  During the first quarter of 2004, the Company executed 19 new leases aggregating approximately 102,000 square feet and 6 renewals aggregating approximately 13,500 square feet.  Rental rates on new leases increased by 12.3% to $11.56 per square foot and rental rates on renewals increased by 4.6% to $20.18 per square foot.

As of March 31, 2004, the portfolio was 95.5% leased and the average annualized base rent per square foot was $11.95.  The percentages and base rent include tenants for which signed leases have been executed and occupancy may not have yet occurred.

Other

During April 2004, the Company received $10.7 million as a result of selling its entire interest in MACE Security International, Inc. common stock.  As a result of this transaction, the Company expects to report a gain of approximately $9.2 million during the second quarter of 2004.

Funds From Operations

	Three Months Ended
	March 31
	(000’s)
	2004		2003
Net Income	$8,305		$10,389

Depreciation and amortization	5,629		4,157
Depreciation and amortization of discontinued operations	—		246

Price Legacy’s share of depreciation of joint ventures	26		179
Depreciation of non-real estate assets	(27)		(31)

Net loss on sale of discontinued operations	—		211

Net (gain) loss on sale of real estate and investments	44		(691)
FFO before preferred dividends	13,977		14,460
Preferred dividends	(11,814	)(1)	(12,360	)(2)

Preferred stock conversion	(72,812)		—
FFO *	$(70,649)		$2,100
Weighted average shares of common stock outstanding	13,668	(3)	9,257	(4)

* A description of the Company’s use of non-GAAP information is provided below under “Use of Non-GAAP Financial Measures.”

(1) Includes $2.2 million of non-cash dividends accrued on our Series B preferred stock (which was eliminated in the recapitalization transaction)
(2) Includes $2.8 million of non-cash dividends accrued on our Series B preferred stock
(3) Post recapitalization transaction (including 1-for-4 reverse stock split)
(4) Retroactively adjusted for 2004 1-for-4 reverse stock split

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its stockholders and tenants.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

Use of Non-GAAP Financial Measures

FFO is a supplemental non-GAAP financial measurement used as a standard in the REIT industry.  Management believes that FFO provides an additional indicator of the financial performance of a REIT.  The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group.  FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income or as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  FFO  is defined and calculated by the Company as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjusted for preferred dividends. FFO as presented herein may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.